Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.
Release Date: October 16, 2003                    3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact: Casey McManemin                                          (214) 559-0300
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       DORCHESTER MINERALS, L.P. ANNOUNCES ITS THIRD QUARTER DISTRIBUTION

         DALLAS,   TEXAS  --  Dorchester   Minerals,   L.P.   announced  today
the  Partnership's   third  quarter  cash distribution.  The  distribution  of
$.422674 per common unit represents activity for the three month period ending September 30, 2003 and is payable on November 10, 2003 to common unit holders of record as of October 31, 2003.

         Cash receipts attributable to the Partnership's Net Profits Interests during the third quarter totaled $5,736,821. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during May, June and July. The weighted average oil and gas prices received for such sales were approximately $28.08/bbl and $5.45/mcf, respectively. Approximately $419,000 of gross capital expenditures attributable to drilling and completion activity and the installation of field compression facilities were paid by the owner of the working interests in the properties underlying the Net Profits Interests during June, July and August. Cash receipts attributable to the Partnership's Royalty Properties during the third quarter totaled $6,623,603. These receipts generally reflect oil sales during June, July and August and gas sales during May, June and July. The weighted average oil and gas prices received for such sales were approximately $27.95/bbl and $5.34/mcf, respectively.

         The Partnership received approximately $117,000 from lease bonus and other sources during the third quarter, and received division orders attributable to, or otherwise identified, 60 new wells completed on Royalty Properties located in 29 counties and parishes in seven states.

         The Partnership has previously advised that, in accordance with a newly enacted Oklahoma law (HB 1356), its third quarter distribution would be reduced to reflect 'pass through entity' withholding attributable to Oklahoma sourced income. The Partnership has subsequently determined that its quarterly distributions are exempt from such withholding and as a result the third quarter distribution has not been adjusted.

         Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 564 counties and parishes in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

          Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnerships properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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